Exhibit 99.1

NEWS RELEASE

Contact:
Bobbi J. Roberts Vice President, Investor Relations Saxon Capital, Inc. 804.967.7879 InvestorRelations@saxonmtg.com

Release Date: June 7, 2004 at 8:00 p.m. Eastern Time

Saxon Capital, Inc. Announces Organizational Change

GLEN ALLEN, VA. (June 7, 2004) –Saxon Capital, Inc. (“Saxon”) (NASDAQ: SAXN), a residential mortgage lending and servicing company, today announced that Dennis G. Stowe has resigned, effective June 7, 2004, from his duties as Director, Chief Operating Officer and President of Saxon, in order to pursue other business and professional interests.

Michael L. Sawyer, Chief Executive Officer, has been named to the additional post of President of Saxon Capital, Inc. James V. Smith, Vice President- Wholesale Channel, has been promoted to Senior Vice President–Production. David L. Dill, Vice President-Servicing, has been promoted to Senior Vice President-Servicing. Mark D. Rogers, Vice President-Operations, has been promoted to Senior Vice President-Operations. The three production channels of Saxon will now report directly to Mr. Smith. Messrs. Smith, Rogers and Dill will now report directly to Mr. Sawyer.

Mr. Stowe said, “My last ten years with Saxon has been an incredible experience. I would like to thank our dedicated employees for their support in making Saxon what it is today and wish them continued success for the future.”

Mr. Sawyer said, “Dennis has been a key driver and contributor to Saxon’s substantial growth and successful performance for the last ten years. While we are reluctant to see him depart, we wish him well in his new endeavors.”

About Saxon

Saxon is a residential mortgage lender and servicer that originates, purchases, securitizes and services real property secured mortgages. Saxon is headquartered in Glen Allen, Virginia and has additional primary facilities in Fort Worth, Texas and Foothill Ranch, California.

Saxon’s production subsidiaries, Saxon Mortgage, Inc., and America’s MoneyLine, Inc. originate and purchase loans through wholesale, correspondent and retail business channels. Saxon currently originates and purchases loans in 49 states, through its network of approximately 4,000 brokers, 350 correspondents, and 27 retail branches. As of March 31, 2004, Saxon’s servicing subsidiary, Saxon Mortgage Services, Inc., serviced a mortgage loan portfolio of $10.1 billion. For more information, visit www.saxoncapitalinc.com.

Information Regarding Forward Looking Statements

Statements in this news release reflecting our future, plans and strategies, are “forward-looking statements”that are based on current expectations and assumptions. These expectations and assumptions are subject to risks and uncertainty, which could affect our future plans. Saxon’s actual results and the timing and occurrence of expected events could differ materially from our plans and expectations due to a number of factors, such as (i) changes in overall economic conditions and interest rates, (ii) Saxon’s ability to successfully implement its growth strategy, (iii) Saxon’s ability to sustain loan origination growth at levels sufficient to absorb costs of production and operational costs, (iv) continued availability of credit facilities and access to the securitization markets or other funding sources, (v) deterioration in the credit quality of Saxon’s loan portfolio, (vi) lack of access to the capital markets for additional funding, (vii) challenges in successfully expanding Saxon’s servicing platform and technological capabilities, (viii) Saxon’s ability to remain in compliance with federal tax requirements applicable to REITs, (ix) Saxon’s ability and the ability of its subsidiaries to operate effectively within the limitations imposed on REITs by federal tax rules, (x) changes in federal income tax laws and regulations applicable to REITs, (xi) unfavorable changes in capital market conditions, (xii) future litigation developments, (xiii) competitive conditions applicable to Saxon’s industry, and (xiv) changes in the applicable legal and regulatory environment. You should also be aware that all information in this news release is as of June 7, 2004. Saxon undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.